Exhibit 10.36

UNITED STATES DEPARTMENT OF AGRICULTURE

RURAL BUSINESS-COOPERATIVE SERVICE

VALUE-ADDED PRODUCER GRANT AGREEMENT

This Grant Agreement (Agreement) dated October 1,2007, between Otter Tail Ag Enterprises, LLC (Grantee), and the United States of America, acting through the Rural Business-Cooperative Service of the Department of Agriculture (Grantor), for $300,000 in grant funds under the VAPG program, delineates the agreement of the parties.

NOW, THEREFORE, in consideration of the grant;

The parties agree that all the terms and provisions of the VAPG Notice of Solicitation of Applications (NOSA) and application submitted by the Grantee for this VAPG grant, including any attachments or amendments, are incorporated and included as part of this Agreement. Any changes to these documents or this Agreement must be approved in writing by the Grantor.

The Grantor agrees to make available to the Grantee for the purpose of this Agreement funds in an amount not to exceed the Grant funds, subject to the terms and conditions of this Agreement.

As a condition of the Agreement, the Grantee certifies that at least 51 percent of the outstanding interest in the project has membership or is owned by those who are either citizens of the United States or reside in the United States after being legally admitted for permanent residence.

As a condition of the Agreement, the Grantee certifies that it is in compliance with and will comply in the course of the Agreement with all applicable laws, regulations, Executive Orders, and other generally applicable requirements, including those contained in 7 CFR parts 3015,3019,4284, and the VAPG NOSA, which are incorporated into this agreement by reference, and such other statutory provisions as are specifically contained herein. The Grantee will comply with title VI of the Civil Rights Act of 1964, section 504 of the Rehabilitation Act of 1973, the Age Discrimination Act of 1975, the Americans with Disabilities Act, Executive Order 12898, and Executive Order 12250.

As a condition of the Agreement, the Grantee certifies that its management has read and understands the requirements of 7 CFR parts 3015,3017, 3018,3019, and 4284.

NOW, THEREFORE, the parties do hereby agree as follows:

1. Grant

A. The total amount of grant funds payable to the Grantee by the Grantor shall not exceed $300,000.

(Grant). Any unexpended Grant funds remaining at the time of project completion or termination of the Agreement shall be returned to the Grantor within 30 calendar days from the date of project completion or termination of the Agreement.

B. Grantee will match Grant funding with an amount equal to or greater than $300,000. The matching funds will be spent at a rate equal to or in advance of grant funds, with the expenditure of matching funds not to occur until the date the Grant begins.

C. The funding period of this grant will begin on October 1,2007 and will conclude within 365 days of the starting date, but no later than December 31, 2008. The Grantee may charge to the Grant only allowable costs resulting from obligations incurred during the funding period.

D. The Grantee shall use Grant funds and matching funds only for the purposes and activities specified in detail in EXHIBIT A, entitled “GRANT WORK PLAN AND BUDGET” which is attached hereto and incorporated herein. Any uses not provided for in EXHIBIT A must be approved in writing by the Grantor in advance of expenditure by the Grantee.

2. Financial Management

A. The Grantee shall relate financial data to performance data and develop unit cost information whenever practical.

B. The Grantee shall maintain a financial management system in accordance with 7 CFR 3019.21.

C. Payment shall be made in accordance with 7 CFR 3019.22. If the Grantee cannot maintain a financial management system in accordance with 7 CFR 3019.21 or if Grantee fails to satisfactorily meet any other conditions set forth in this Agreement, the Grantee may be paid on a reimbursement basis, at the discretion of the Grantor.

i. If payment is to be made by advance, the Grantee shall request advance payment, but not more frequently than once every 30 days, of grant funds by using Standard Form 270, “Request for Advance or Reimbursement.” Receipts, hourly wage rate, personnel payroll records, or other documentation must be provided upon request from the Agency.

ii. If payment is to be made by reimbursement, the Grantee shall request reimbursement of grant funds, but not more frequently than once every 30 days, by using Standard Form 270, “Request for Advance or Reimbursement.” Receipts, hourly wage rate, personnel payroll records, or other documentation, as determined by the Agency, must be provided with the request to justify the amount.

D. If program income is earned during the time period of the grant, it may be used to replace other sources of matching funds if prior approval is received from the Agency. Program income that is not used as matching funds for the grant project must first be added to the total project costs and used to further eligible project or program objectives. Program income earned in excess of funds that can be used for matching funds or eligible expenses must be deducted from the total project or program allowable cost and will result in a reduction of the Federal share. Costs incident to the generation of program income may be deducted from gross income to determine program income, provided these costs have not been charged to the award.

E. The Grantee shall provide satisfactory evidence to the Grantor that the Grantee has complied with the bonding or insurance requirements specified by EXHIBIT B, “BONDING COVERAGE,” which is attached hereto and incorporated herein.

F. The Grantee is subject to the audit requirements specified in EXHIBIT C, “AUDIT REQUIREMENTS,” which is attached hereto and incorporated herein.

3. Property Standards

The Grantee must adhere to the property standards outlined in 7 CFR 3019.31 through 3019.37.

4. Procurement Standards

The Grantee must adhere to the procurement standards outlined in 7 CFR 3019.41 through 3019.48.

5. Reports

The Grantee shall submit financial and project performance reports satisfactory to the Grantor in accordance with EXHIBIT D, entitled “REPORTING REQUIREMENTS,” which is attached hereto and incorporated herein.

6. Site Visits

The Grantee will allow the Grantor to conduct site visits as needed for monitoring the Grantee’s progress and auditing the Grantee’s financial records related to the performance under the Agreement. Failure to allow the Grantor to conduct site visits shall be grounds for terminating the grant.

7. Records

The Grantee shall retain and provide access to records as required by 7 CFR 3019.53.

8.       Termination

The award that is the subject of this Agreement shall only be terminated in accordance with 7 CFR 3019.61.

9. Enforcement

The terms and conditions of this award will be enforced using the provisions of 7 CFR 3019.62.

10. Extensions

If the grant will not be completed by the end of the funding period, as defined in paragraph l.C., the Grantee may request an extension. The extension must be requested at least 30 days prior to the end of the funding period or it will not be considered. The request must be in writing and addressed to the State Director. It must include the following information: (1) the time period of the extension requested; (2) a revised budget and work plan demonstrating that funds will be completely expended by the end of the extension; (3) the reason(s) why the extension is being requested; and (4) what steps will be taken by the Grantee to ensure that the project is completed by the end of the extension. Submission of a request for an extension does not guarantee that the Agency will approve the extension. The Agency may grant one no-cost extension of up to one year at its discretion. However, extensions will only be approved in cases where significant circumstances beyond the Grantee’s control prohibited timely performance of grant activities. Extensions will not be approved for changes in scope.

11. Other Conditions

If the Grantee is a farmer or rancher cooperative, the Grantee’s Board of Directors must take director training on cooperative governance and the responsibilities of cooperative directors during the time period of the Grant. Members on the Board of Directors that have taken this training previously can certify, in writing, to the Grantor the specifics of the training and when it was completed. Any new members or members who have not completed the training previously must complete the training as approved by the Grantor.

IN WITNESS WHEREOF, Grantee has this day authorized and caused this Agreement to be signed it its name and its corporate seal to be hereunto affixed and attested by its duly authorized officers thereunto, and the Grantor has caused this Agreement to be duly executed on its behalf by:

Grantor
UNITED STATES OF AMERICA
RURAL BUSINESS-COOPERATIVE SERVICE

/s/ David Gaffaney	October 5, 2007
Signature	Date

David Gaffaney
Name

Business & Cooperative Programs Director
Title

Grantee

/s/ Kelly Longtin	11-14-07
Signature	Date

Kelly Longtin
Name

CEO
Title

EXHIBIT A

GRANT WORK PLAN AND BUDGET

Work Plan

Otter Tail Ag Enterprises is currently building a 55 million gallon per year ethanol plant on a site in Fergus Falls, Minnesota. The following are some of the essential tasks that have been completed or need to be completed before plant operation can begin.

Site Selection:     The 110 acre site, known as the Piekarski tract, was chosen after an exhaustive site selection process by the Board of Governors. The site is located near rail, a major state highway and Interstate 94. Both natural gas and electrical service are readily available, and there is a sufficient water supply at the site.

Roadway Improvements:     County Highway 116, as well as adjacent township roads will need to be improved, OTAE will bear the cost of these road improvements.

Rail Access:     OTAE will be responsible for constructing rail siding trackage and switching sufficient for high volume load out as well as corn unloading capability. Rail Works has been hired to construct the trackage per BNSF specifications for industrial track.

Site Grading:     Interstate Engineering was engaged for the site design and to assist with pre-bid procedures, and to prepare bid documents. OTAE was responsible identification of eligible contractors

Utilities:     OTAE is responsible for bringing utilities to the site: natural gas, electricity and water, as well as providing for discharging non-contact water from the site.

Environmental and Other Permits:     Before construction began, OTAE was required to obtain various environmental and operating permits. The design-builder, Harris Mechanical was responsible for obtaining construction permits, and OTAE was responsible for environmental and operating permits. Natural Resource Group, Inc. was hired to provide engineering and permitting services.

Hire Key Management:     CEO - Kelly Longtin was hired by the Board of Governors in August 2006. Plant Manager - Gunner Greene was hired in December 2006 by the CEO and Board of Governors. The Controller will be hired in June of 2007, and all of the other management positions will be filled by fall of 2007.

Construction of the Project:        Harris Mechanical has been selected as the Design-Builder for the project. Full Notice to Proceed occurred in October of 2006. Construction is expected to take sixteen months to complete, followed by six to eight weeks of Commissioning and Start-up.

Otter Tail Ag Enterprises asking for $300,000 in Value Added Producer Grant Program funds to be used as Working Capital. Program funds will be used mostly at about the time of plant operation start-up. The following are the tasks that will utilize Program funding.

Task l:    Utilities Gas/Electric.

Otter Tail Ag Energy will use large quantities of natural gas and electricity in the dry mill process, turning com into ethanol and its co-product distillers grains. OTAE has contracted with BP Canada Energy Marketing Corporation to procure and deliver gas to the Vergas Station on the Viking line, approximately fifty miles from the site. OTAE has contracted with Great Plains Natural Gas to deliver uninterruptible gas from the Vergas Station site. OTAE has contracted with Otter Tail Power Company to provide a substation and loop-fed primary power to the site. Natural gas and electricity will mainly be used to fire boilers, dry distillers grains and operate plant machinery. The plant is expected to begin operating in the early part of 2008. Value Added Producer Grant Funds for utilities would be used during this startup period. Use of program funds during plant operation startup will provide operating capital at a time when it is much needed. Program funds used for utilities will be $187,500. Staff responsible will be the Controller and CEO.

Task 2:   Salaries

Otter Tail Ag Energy will begin hiring its production labor force approximately three months before it begins plant operations in early 2008. Value Added Producer Grant funds would be used during this time period to pay the salaries of these workers. Because the plant will not be producing during this period, there will be no revenue from sale of product. Use of program funds to pay salaries during this time will provide much needed capital just prior to the plant beginning operations. Program funds used for this purpose will amount to $100,000. Staff responsible for paying production salaries will be the Controller and CEO.

Task 3:   Design and produce materials for marketing distillers grains to a local market.

Otter Tail Ag Enterprises plans to market distillers grains to a local market. The

6a

feasibility study done by BBI International, identified a potentially sizable local market for distillers grains. Especially beneficial to OTAE, would be to develop the local market for wet distillers grains, as this would reduce drying costs. Beginning in Early May 2008 OTAE will design and produce materials for marketing distillers grains to a local market. Program funds used for this task will amount to $12,500 Staff responsible for this project will be the Plant Manager, Gunner Greene and the CEO, Kelly Longtin.

6b

Work Plan and Budget

	Start	End	Budget
Task	Date	Date	Federal	Cash	In-Kind	Total
Task 1: Utilities gas/electric
Responsible Staff: CEO/Controller	Jan-08	Jun-08	$187,500	$187,500		$375,000

Task 2: Salaries
Responsible Staff: CEO/Controller	Oct-07	Mar-08	$100,000	$100,000		$200,000

Task 3: Design and produce materials for marketing distillers grains to a local market
Responsible Staff: CEO/Plant Mgr	May-08	Aug-08	$12,500	$12,500		$25,000

Task 4:						$0

Task 5:						$0

						$0

						$0

						$0

Total Cost of Project			$300,000	$300,000		$600,000

6c

EXHIBIT B

BOND COVERAGE

Since the USDA grant will be provided on a reimbursement basis, the Grantee shall not be required to provide evidence of fidelity bond coverage covering all officers and employees of the Grantee’s organization authorized to receive or disburse Federal funds (7 CFR 3015.17). However, we would recommend that you obtain such coverage. Any bond coverage obtained should be from a company or companies holding certificates of authority as acceptable sureties, as prescribed in 31 CFR part 223, “Surety Companies Doing Business With the United States.”

EXHIBIT C

AUDIT REQUIREMENTS

If a the Grantee is a non-profit corporation and the Grantee expends $500,000 or more in federal funds in one year, the Grantee shall be audited by a Certified Public Accountant. The audit, for the years the Grantee receives this financial assistance, will be conducted in accordance with Generally Accepted Government Auditing Standards (GAGAS) and OMB Circular A-133. These audits are due within 9 months after the end of the Grantee’s fiscal year. The Grantor is to receive a copy of this audit.

If the Grantee is a nonprofit corporation and the Grantee expends less than $500,000 in federal funds or the Grantee is a for profit corporation and the Grant amount is greater than $100,000, the project shall be audited by a Certified Public Accountant in accordance with Generally Accepted Government Auditing Standards (GAGAS). This audit will be a limited-scope audit focused only on the expenditure of grant and matching funds to assess compliance with applicable laws and regulations. It must be completed within 90 days after the funding period with a copy submitted to the Grantor.

If the Grantee is a nonprofit corporation and the Grantee expends less than $500,000 in federal funds or the Grantee is a for profit corporation and the Grant amount is $100,000 or less, the Grantee is subject to an audit by the Grantor of all records whose retention is required by the Agreement. This audit will focus only on the expenditure of grant and matching funds to assess compliance with applicable laws and regulations and must be completed within 90 days after the funding period.

EXHIBIT D

REPORTING REQUIREMENTS

You must provide Rural Development with a paper copy original or an electronic copy that includes all required signatures of the following reports. The reports should be submitted to the Agency contact listed for your assigned state in Section VII of the VAPG NOSA. Failure to submit satisfactory reports on time may result in suspension or termination of your grant. Both performance reports and financial reports must be in compliance with 7 CFR 3019.51 and 3019.52.

A. Form SF-269 or SF-269A. A “Financial Status Report,” listing expenditures according to agreed upon budget categories, on a semi-annual basis. Reporting periods end each March 31 and September 30. Reports are due 30 days after the reporting period ends. A final “Financial Status Report” is due within 90 calendar days of the completion of the project. Reports will be on a cash basis.

B. Semi-annual performance reports. Reports are due as provided in paragraph (A) of this section. These reports shall include the following:

i. A comparison of actual accomplishments to the objectives for that period. Objectives should be reported by specific task breakdown as described in the approved work plan and budget.

ii. Reasons why established objectives were not met, if applicable.

iii. Reasons for any problems, delays, or adverse conditions which will affect attainment of overall program objectives, prevent meeting time schedules or objectives, or preclude the attainment of particular objectives during established time periods. This disclosure shall be accomplished by a statement of the action taken or planned to resolve the situation.

iv. Objectives and timetables established for the next reporting period.

v. A summary at the end of the report with the following elements to assist in documenting the annual performance goals of the VAPG program for Congress.

If funds were awarded for working capital, the Grantee must discuss the following

•              Number of jobs created as a result of the project;

•              Any increase in producer revenues as a result of the project;

•              Any increase in customer base as a result of the project; and

•              Projects with significant energy components must report expected or actual capacity (e.g. gallons of ethanol produced annually, megawatt hours produced annually) and any emissions reductions incurred during the project.

vi. Compliance with any special condition on the use of award funds should be discussed.

C. Final project performance reports. Reports are due as provided in paragraph (A) of this section. These reports shall include the following:

i. A comparison of actual accomplishments to the objectives for that period. Objectives should be reported by specific task breakdown as described in the approved work plan and budget.

ii. Reasons why established objectives were not met, if applicable.

iii. Reasons for any problems, delays, or adverse conditions which will affect attainment of overall program objectives, prevent meeting time schedules or objectives, or preclude the attainment of particular objectives during established time periods. This disclosure shall be accomplished by a statement of the action taken or planned to resolve the situation.

iv. Objectives and timetables established for the next reporting period.

v. Compliance with any special condition on the use of award funds should be discussed.

vi. Responses to the following:

a. What have been the most challenging or unexpected aspects of this program?

b. What advice you would give to other organizations planning a similar program. These should include strengths and limitations of the program. If you had the opportunity, what would you have done differently?

c. If an innovative approach was used successfully, the Grantee should describe their program in detail so that other organizations might consider replication in their areas.

vii. A summary at the end of the report with the following elements to assist in documenting the annual performance goals of the VAPG program for Congress.

If funds were awarded for planning activities, the Grantee must discuss the following:

•              Number of expected jobs created as a result of continuing project;

•              Any expected increase in producer revenues as a result of continuing the project;

•                 Any expected increase in customer base as a result of continuing the project; and

•                 Projects with significant energy components must report expected capacity (e.g. gallons of ethanol produced annually, megawatt hours produced annually) and any emissions reductions expected as a result of continuing the project.

If funds were awarded for working capital, the Grantee must discuss the following

•                 Number of jobs created as a result of the project;

•                 Any increase in producer revenues as a result of the project;

•                 Any increase in customer base as a result of the project; and

•                 Projects with significant energy components must report expected or actual capacity (e.g. gallons of ethanol produced annually, megawatt hours produced annually) and any emissions reductions incurred during the project.

viii. The Grantee must submit supporting documentation for completed tasks, which includes, but are not limited to, feasibility studies, marketing plans, business plans, and an accounting of how working capital funds were spent.

D. SF-272. If the Grantee receives advance payments, the Grantee shall submit a “Report of Federal Cash Transactions,” listing expenditures according to agreed upon budget categories, on a quarterly basis. Reporting periods end each March 31, June 30, September 30, and December 31. Reports are due 15 calendar days after the reporting period ends.